Oppenheimer Trinity Value Fund
Oppenheimer Value Fund
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                                                                    EXHIBIT 12
                            Form of Tax Opinion Relating to the Reorganization

[Name and address of Tax Expert]

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Oppenheimer Trinity Value Fund
c/o OppenheimerFunds, Inc.
6803 S. Tucson Way
Centennial, CO 80112-3924

Oppenheimer Series, Inc.
c/o OppenheimerFunds, Inc.
6803 S. Tucson Way
Centennial, CO 80112-3924

Ladies & Gentlemen:

REORGANIZATION OF OPPENHEIMER TRINITY VALUE FUND INTO
OPPENHEIMER VALUE FUND -
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
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      You have  requested the opinion of _________  (the "Tax  Experts") as to certain U.S.  federal income tax consequences in connection with the Agreement and  Plan  of  Reorganization,  dated  _______,  2003  (the  "Plan"),  between
Oppenheimer  Trinity Value Fund (the "Target  Fund"),  and  Oppenheimer  Value
Fund  (the  "Acquiring  Fund"),  a series of  Oppenheimer  Series  Fund,  Inc.
pursuant  to  which:  (i)  Target  Fund  will  transfer  all of its  assets to
Acquiring  Fund solely in exchange for voting shares of Acquiring  Fund;  (ii)
Acquiring  Fund will  assume  the  identified  liabilities  of Target  Fund as listed on Target Fund's  Statement of Net Assets as of  ___________(i.e.,  the
"Closing Date" of this transaction);  (iii) Target Fund will distribute to its shareholders  all of the voting shares  received from Acquiring Fund; and (iv)
Target Fund will be liquidated  (the  aforementioned  items (i), (ii),  (iii), and (iv) hereinafter  collectively referred to as the ("Transaction").  Except as otherwise  provided,  all terms not defined  herein shall have the meanings ascribed to them (or defined by reference)  in the Plan.  In  connection  with the rendering of this opinion,  the Tax Experts has reviewed the  registration statement  filed by the Acquiring  Fund on Form N-14 with the  Securities  and
Exchange   Commission   relating  to  the   Transaction   (the   "Registration
Statement")  and the Plan.  In  addition,  the Tax  Experts has  reviewed  and relied upon the  representations  made by Target Fund,  and Acquiring  Fund in
their    respective    Representation    Letters,    dated    ________________
(collectively, the "Representations").

FACTS AND ASSUMPTIONS

      Target fund, a  Massachusetts  business  trust,  was organized on May 6,
1999.  Acquiring  Fund was organized as a  Massachusetts  business  trust as a successor to a Maryland  corporation  organized on September 30, 1996.  Target
Fund and  Acquiring  Fund are  open-end  management  investment  companies  in accordance  with the  Investment  Company  Act of 1940 (the  "1940  Act"),  as
amended.  Both Target Fund and Acquiring Fund have individually  qualified and are expected to qualify as regulated  investment companies ("RICs") within the meaning of Section 851 of the Internal  Revenue Code of 1986,  as amended (the
"Code") for all prior years and the current year.

      Both Target Fund and Acquiring Fund  currently  maintain five classes of common  shares.  Neither  Target Fund nor  Acquiring  Fund permits  cumulative voting.  Class A shares of Target Fund are subject to a 5.75 percent front-end sales  charge and 12b-1  service  plan fees  equal to 0.25  percent of average annual  net  assets  of Class A  shares.  Class B shares  of  Target  Fund are subject to a maximum contingent  deferred sales charge of 5.00 percent as well as an annual 0.75 percent  asset-based sales charge.  Class C shares of Target
Fund are  subject  to a  maximum  contingent  deferred  sales  charge  of 1.00 percent as well as an annual 0.75 percent  asset-based  sales charge.  Class N shares of Target  Fund are  subject  to a maximum  contingent  deferred  sales charge of 1.00  percent as well as an annual 0.25  percent  asset-based  sales charge.  Finally,  Class Y shares of Target  Fund are not subject to any sales charges,  and are offered to certain  institutional  investors under a special agreement with the distributor of the Target Fund's shares.

      Class  A  shares  of  Acquiring  Fund  are  subject  to a  5.75  percent front-end  sales  charge and 12b-1  service plan fees equal to 0.25 percent of average  annual net assts of Class A shares.  Class B shares of Acquiring Fund are subject to a maximum  contingent  deferred sales charge of 5.00 percent as well as an annual 0.75 percent  asset-based  sales  charge.  Class C shares of
Acquiring  Fund are subject to a maximum  contingent  deferred sales charge of
1.00 percent as well as an annual 0.75 percent asst-based sales charge.  Class
N shares of Acquiring Fund are subject to a maximum contingent  deferred sales charge of 1.00  percent as well as an annual 0.25  percent  asset-based  sales charge.  Finally,  Class Y shares of  Acquiring  Fund are not  subject  to any sales  charges,  and are offered to certain  institutional  investors  under a special agreement with the distributor of the Acquiring Fund's shares.

      For what has been  represented  by Target Fund and Acquiring  Fund to be valid business reasons, the following transaction is proposed:

1.    Target Fund will transfer all of its assets to Acquiring  Fund solely in exchange  for voting  shares of  Acquiring  Fund and the  assumption  by
      Acquiring Fund of the liabilities of Target Fund;

2.    Target  Fund  will  distribute  the  voting  shares  of  Acquiring  Fund received in the  exchange  to its  shareholders  in  exchange  for their shares in Target Fund; and

3.    Target Fund will  liquidate and dissolve in accordance  with the laws of
      Massachusetts, and terminate its registration under the 1940 Act.

      Acquiring  Fund may sell up to 66 percent of the assets  received in the
Transaction  to  unrelated  purchasers  and will  invest any  proceeds of such sales consistent with its investment objectives and policies.

REPRESENTATIONS

      The  following  representations  have been made in  connection  with the
Transaction:

   (a)      Each  shareholder  of Target Fund will receive in the  Transaction solely voting shares of Acquiring  Fund in exchange for shares of Target
      Fund.

   (b)      Pursuant  to  the  Transaction,   Target  Fund  shareholders  will
      receive  fractional  shares  of  Acquiring  Fund in  exchange  for their fractional  shares of Target Fund. No cash will be  distributed  in lieu of fractional shares.

   (c)      The fair  market  value of the  voting  shares of  Acquiring  Fund received by each shareholder of Target Fund will be approximately  equal to the  fair  market  value  of the  shares  of  Target  Fund  exchanged therefore.

   (d)      Neither   Acquiring   Fund  (in  its   capacity   as  the  issuing
      corporation  as  defined  in  Section   1.368-1(b)  of  the  Income  Tax
      Regulations  (the  "Regulations")  nor any person  related to  Acquiring
      Fund, as defined in Section  1.368-1(e)(3)  of the  Regulations,  has or
      will  have  (at the  time of the  Transaction)  a plan or  intention  to acquire,  during  the  five-year  period  beginning  on the  date of the
      Transaction and in connection with the  Transaction,  Target Fund shares with  consideration  other than Acquiring Fund shares,  or redeem any of the Acquiring  Fund shares,  or redeem any of the Acquiring  Fund shares issued in the Transaction  either  directly or through any  transaction, agreement, or arrangement with any other person.

   (e)      During   the   five-year   period   ending  on  the  date  of  the
      Transaction,  neither  Target Fund nor any person related to Target Fund
      (as  defined  in Section  1.368-1(e)(3)  of the  Regulations)  will have directly or through any  transaction,  agreement or arrangement with any other person, (1) acquired Target Fund shares with  consideration  other than solely voting  shares of Acquiring  Fund or Target Fund (other than redemptions  of Target Fund shares made pursuant to Section 22(e) of the
      1940 Act that were not in connection with the Transaction),  or (2) made
      distributions   with   respect  to  Target  Fund   shares   (other  than
      distributions  made in the  ordinary  course of  business by Target Fund pursuant to the 1940 Act). Therefore,  Target Fund shareholders will not
      have  received   consideration   before  the   Transaction   (either  in
      redemption  of,  or as a  distribution  with  respect  to,  Target  Fund shares)  that would be treated as other  property  or money  received in the  Transaction for purposes of Section 356 of the Code (or would be so treated if Target Fund  shareholders  had also received  Acquiring  Fund shares in exchange for Target Fund shares).

   (f)      During   the   five-year   period   ending  on  the  date  of  the
      Transaction,  neither Acquiring Fund nor any person related to Acquiring
      Fund (as defined in Section  1.368-1(e)(3) of the Regulations) will have acquired, directly or through any transaction,  agreement or arrangement with any other person,  Target Fund shares with consideration other than voting shares of Acquiring Fund.

   (g)      Acquiring Fund does not own,  directly or  indirectly,  nor has it owned during the past five years,  directly or indirectly,  any stock of
      Target Fund.

   (h)      There is no plan or intention by Target Fund  shareholders who own
      5  percent  or  more  of  Target  Fund  stock,  and to the  best  of the knowledge  of the  management  of  Target  Fund,  there  is no  plan  or intention  on the  part of any  other  shareholders  of  Target  Fund to redeem an amount of  Acquiring  Fund stock  received in the  Transaction that would reduce such Target Fund shareholders'  ownership of Acquiring
      Fund to a  number  of  shares  having  a  value,  as of the  date of the
      Transaction,  of  less  than  50  percent  of  the  value  of all of the formerly  outstanding  Target  Fund  stock  as of  the  same  date.  For purposes of this  representation,  shares of Target Fund stock exchanged for cash or other property or surrendered by dissenters  will be treated as  outstanding  Target  Fund stock on the date of the  Transaction.  In addition,  Target  stock and  Acquiring  Fund stock held by Target  Fund shareholders,  and redeemed prior to or subsequent to  Transaction  will be considered in making this representation.

   (i)      The five classes of common  shares  issued by  Acquiring  Fund are substantially  similar  to the  corresponding  five  classes  of  common shares  issued by Target Fund.  Target Fund will  exchange each share of
      Target  Fund  for a  share  of the  corresponding  class  of  shares  of
      Acquiring Fund.

   (j)      Acquiring  Fund  will  acquire  at  least 90  percent  of the fair market  value of the net  assets  and at least  70  percent  of the fair market value of the gross assets held by Target Fund  immediately  prior to the Transaction.  For purposes of this  representation,  amounts used by Target  Fund to pay its  Transaction  expenses  will be  included  as assets of Target Fund held immediately prior to the Transaction.

   (k)      Target Fund will  distribute  the voting shares of Acquiring  Fund it receives in the Transaction in pursuance of the Plan.

   (l)      Immediately  after the  Transaction,  the former  shareholders  of
      Target Fund will not be in control of Acquiring  fund within the meaning of Section 368(a)(2)(H) of the Code.

   (m)      After  the  Transaction,   Acquiring  Fund  will  use  the  assets
      acquired  from  the  Target  Fund  in its  business  and  has no plan or intention  to sell or  otherwise  dispose  of any of the  assets  of the
      Target Fund acquired in the Transaction,  except for  dispositions  made in the ordinary  course of business,  or transfers  described in Section
      368(a)(2)(C) of the Code. In addition,  Acquiring Fund may sell up to 66 percent of the assets acquired from Target Fund in the Transaction.  Any
      proceeds  will  be  invested  in  accordance   with   Acquiring   Fund's
      investment objectives.

   (n)      Following  the  Transaction,  Acquiring  Fund  will  continue  the historical  business of Target Fund or use a significant  portion of the
      Target Fund's historical business assets in a business.

   (o)      Acquiring  Fund  will  assume  all of  Target  Fund's  liabilities identified  on Target  Fund's  Statement of Net Assets as of the Closing
      Date,  and such  liabilities  were or will have been  incurred by Target
      Fund in the  ordinary  course of business.  No other  person  related to
      Acquiring Fund will assume any Target Fund liability in the Transaction.

   (p)      The  liabilities  of Target Fund to be assumed by  Acquiring  Fund and the liabilities to which the  transferred  assets of the Target Fund will be  subject  will  have  incurred  by Target  Fund in the  ordinary course of its business.

   (q)      Target Fund and Target Fund shareholders,  respectively,  will pay all of their own  expenses  relating to the  Transaction  whether or not those expenses are solely and directly related to the  Transaction,  and whether or not the Transaction is  consummated.  Acquiring Fund will pay its expenses  that are solely and directly  related to the  Transaction,
      if  any,  whether  or  not  the  Transaction  is  consummated.   Neither
      Acquiring  Fund  nor  Acquiring  Fund  shareholders  will pay any of the expenses of either Target Fund or of Target Fund shareholders.

   (r)      There will be no intercorporate  indebtedness existing at the time of the  Transaction  between  Acquiring  Fund and Target  Fund that will have been issued, acquired , or settled at a discount.

      (s)   The fair market value of the assets of Target Fund  transferred to
      Acquiring Fund will equal or exceed the sum of the  liabilities  assumed by Acquiring Fund plus the amount of  liabilities,  if any, to which the transferred assets are subject.

   (t)      Acquiring  Fund and  Target  Fund  have each  qualified,  and will qualify  at the  time  of the  Transaction,  as a  regulated  investment company  within  the  meaning  of  Section  368(a)(2)(F)  and 851 of the
      Code.  After the  Transaction,  Acquiring Fund intends to continue to so qualify.

   (u)      Neither  Acquiring  Fund nor Target  Fund will have  acquired  any options,  warrants,  or  rights  with  respect  to  Target  Fund  shares pursuant to the Transaction.

(v)   Target  is not and will not be under  the  jurisdiction  of a court in a title 11 or similar case within the meaning of Section  368(a)(3)(A)  of the Code.

   (w)      Target Fund will have at the time of the  Transaction  no options, warrants or rights  outstanding with respect to its shares.  Target Fund will not have redeemed any options,  warrants, or rights with respect to its shares pursuant to the Transaction.

   (x)      Target  Fund has not filed an election  pursuant to Notice  88-19,
      1988-1 C.B.  486, or Section  1.337(d)-5T  of the  Temporary  Income Tax
      Regulations,  to be  subject  to rules  similar  to the rules of Section
      1374 of the Code with  respect  to any net  built-in  gain on any assets acquired from another corporation.

SCOPE OF OPINIONS

      The  opinions  expressed  herein are  rendered  only with respect to the specific matters  discussed  herein. We express no opinion with respect to any other  federal or state income tax or legal aspect of the  Transaction  and no inference  should be drawn with  respect to any  matter not  expressly  opined upon.

      Our   opinions   are  based   upon  the  FACTS   AND   ASSUMPTIONS   and
REPRESENTATIONS   set  forth  above.  If  any  of  the   above-stated   facts,
assumptions,  or Representations are not entirely complete or accurate,  it is
imperative   that  we  be  informed   immediately,   as  the   inaccuracy   or
incompleteness  could have a material effect on our conclusions.  In rendering our opinions,  we are relying upon the relevant  provisions  of the Code,  the
regulations  thereunder,  and  judicial  and  administrative   interpretations
thereof,  all as of the  date  of this  letter.  However,  all  the  foregoing authorities are subject to change or  modification by subsequent  legislative, regulatory,  administrative,  or judicial decisions that can be retroactive in
effect  and,  therefore,   could  also  affect  our  opinions.  We  assume  no
responsibility  to update our  opinions  for any such change or  modification.
The  opinions  contained  herein are not  binding  upon the  Internal  Revenue
Service,  any other tax authority or any court,  and no assurance can be given that a position  contrary to that  expressed  herein will not be asserted by a tax authority and ultimately sustained by a court.

      To the best of our  knowledge  (including  such due diligence as we have performed),  our  opinions  are not  based on  unreasonable  factual  or legal assumptions  (including  assumptions  as to  future  events)  and we have  not
unreasonably   relied  on  the   REPRESENTATIONS,   statements,   finding,  or
agreements of any person.

      In connection  with the rendering of these opinions we have reviewed the
Registration  Statement  including the Plan. We have not made any  independent investigation of the FACTS AND ASSUMPTIONS or the REPRESENTATIONS  involved in the  Transaction  discussed  herein.  We have not  examined  any  agreement to determine  whether it complies with applicable  federal,  state, or local law.
We have  assumed  that all  actions  required to effect the  Transaction  have been,  are, and will be effectuated  in accordance  with  applicable  federal, state, and local law and the terms of any relevant agreements.

      The opinions  expressed  herein are for the exclusive  benefit of Target
Fund, Acquiring Fund, and their respective  shareholders and may not be relied upon for any other purpose, or used, circulated,  quoted or relied upon by any other person or entity without our prior written consent.

OPINIONS

      Based upon the FACTS AND  ASSUMPTIONS and  REPRESENTATIONS  as set forth above,  and subject to the conditions and limitations  included in the portion of this  letter  entitled  SCOPE  OF  OPINION,  it is the  opinion  of the Tax
Experts that the following  federal income tax  consequences  will result from the Transaction:

1.    The acquisition by Acquiring Fund of substantially  all of the assets of
      Target Fund,  solely in exchange for the exchange for the voting  shares of Acquiring Fund and the  assumption of the  identified  liabilities of
      Target Fund by Acquiring  Fund,  followed by the  distribution by Target
      Fund of the shares of  Acquiring  Fund in  complete  liquidation  to the shareholders  of Target Fund in exchange  for their  Target Fund shares,
      will   constitute   reorganization   within   the   meaning  of  Section
      368(a)(1)(C) of the Code.  Target Fund and Acquiring Fund will each be a
      "party to a reorganization"  within the meaning of Section 368(b) of the
      Code.

2.    Target  Fund's  shareholders  will not  recognize  gain or loss on their receipt of solely  voting  shares of Acquiring  Fund in exchange for the voting shares of Target Fund pursuant to the  Transaction  in accordance with Section 354(a)(1) of the Code.

3.    Target Fund will not  recognize  gain or loss on the  transfer of all of its assets to  Acquiring  Fund solely in exchange  for voting  shares of
      Acquiring  Fund and the  Assumption  by  Acquiring  Fund of Target  Fund
      liabilities  pursuant to the  Transaction  in  accordance  with Sections
      361(a) and 357(a) of the Code.

4.    Target  Fund  will not  recognize  gain or loss on its  distribution  of voting  shares of  Acquiring  Fund to its  shareholders  pursuant to the liquidation  of Target Fund in  accordance  with  Section  361(c) of the
      Code.

5.    Acquiring  Fund will not recognize  gain or loss on its  acquisition  of all of the assets of Target Fund solely in  exchange  for voting  shares of Acquiring  Fund and the assumption by Acquiring Fund of Target Fund's liabilities in accordance with Section 1032 (a) of the Code.

6.    The basis of the voting  shares of  Acquiring  Fund  received  by Target
      Fund's shareholders  pursuant to the Transaction will equal the basis of the voting shares of Target Fund  surrendered  in exchange  therefore in accordance with Section 358(a)(1) of the Code.

7.    The holding  period of the voting shares of Acquiring Fund received by a
      Target Fund  shareholder  pursuant to the  Transaction  will include the period  that the  shareholder  held the  voting  shares of  Target  Fund exchanged  therefore,  provided that the shareholder held such shares as a  capital  asset  on the date of the  Transaction  in  accordance  with
      Section 1223(1) of the Code.

8.    Acquiring  Fund's basis in the assets of Target Fund  received  pursuant to the  Transaction  will  equal  Target  Fund's  basis  in  the  assets immediately  before the Transaction in accordance with Section 362(b) of the Code.

9.    Acquiring Fund's holding period in Target Fund assets received  pursuant to the  Transaction  will  include the period  during  which Target Fund held the assets in accordance with Section 1223(2) of the Code.

10.   Acquiring  Fund  will  succeed  to and take  into  account  the items of
      Target  Fund  described  in Section  381(c) of the Code,  including  the earnings  and profits,  or deficit in earnings  and  profits,  of Target
      Fund as of the date of the  Transaction.  Acquiring Fund will take these items into account subject to the conditions and  limitations  specified
      in  Sections  381,  382,  383  and  384  of  the  Code  and   applicable
      Regulations thereunder.

Very truly yours